EXHIBIT 10.1

Form Compensation Agreement

The Compensation Package in this memorandum has been submitted to and approved by the Compensation Committee of the Board of Directors of Evolving Systems, Inc.  This Compensation Plan (the “Plan”) is effective during calendar year 2007, and is provided to you to give you information regarding compensation offered to you as [Insert Title].  This Plan supersedes all prior Compensation plans or other compensation agreements, oral or written, you have with the Company, other than stock options previously granted to you, the Management Change in Control Agreement, as amended, and the Indemnification Agreement which shall continue in full force and effect.  Your Plan includes a base salary paid in accordance with the normal payroll practices of Evolving Systems, as well as eligibility for quarterly and annual incentive compensation.

This Plan is not a contract of employment and shall not be construed to guarantee employment for any particular period of time.  All Evolving Systems’ employees are employed at will.  You, or Evolving Systems, may terminate the employment relationship at any time, with or without notice, for any reason or no reason.  The Plan may be changed or discontinued by the Company at any time with or without prior notice.

I.  Compensation

Annual Base Salary	[Insert Amount]
Potential Incentive Compensation	[Insert applicable percentage] of Base Salary, paid as described below

Incentive Compensation

Incentive Compensation will be paid in five (5) equal payments, based upon attainment of defined Company quarterly and annual revenue results (“Incentive Targets”) established by the Board of Directors. In the event the Company exceeds the Incentive Targets established by the Board of Directors, Incentive Compensation in excess of 100% of your potential quarterly or annual percentage will be paid up to 150% of your quarterly or annual Potential Incentive Compensation. Incentive Compensation will only be paid if following payment the Company is also in compliance with its banking covenants at the end of the applicable quarter, or, in the case of the annual Incentive Compensation payment, on December 31, 2007.

In the event your employment terminates prior to the end of any calendar quarter, for reasons other than Cause (as described below), the Quarterly Incentive Compensation that would have been paid to you at the end of the calendar quarter will be pro-rated to the date of termination of your employment.  There will be no pro-ration for the Annual Incentive Compensation; you must be employed by the Company on December 31, 2007, to be eligible for the Annual Incentive Compensation amount.

II.            Severance

1)            In the event your employment is terminated by the Company other than for (a) Cause; (b) Disability; or (c) death, you will be paid severance compensation in an amount equal to [insert applicable amount: (3)(6)(9) months] of your then current Base Salary.

2)              “Cause” and “Disability” for purposes of the severance provisions described in this Section II shall mean:

(a) “Cause” shall mean:

(i)                                     Willful action or failure to act by you that in the reasonable opinion of the Board of Directors materially injures the reputation, business or business relationships of the Company or any of its officers, directors or executives and such action or failure is not remedied or reasonable steps to effect such remedy are not commenced within ten (10) days following receipt of written notice;

(ii)                            Your failure to perform your duties or to follow the reasonable directions of the Board of Directors of the Company within ten (10) business days after receipt by you of written notice of such failure;

(iii)                               Any act involving moral turpitude or a crime, other than a vehicle offense (excepting vehicular manslaughter), which could reflect in some material fashion unfavorably upon the business or business relationships of the Company or any of its officers, directors or executives.

(b)           “Disability” shall mean a physical or mental impairment that substantially limits a major life activity, other than on a temporary basis, which prevents you from performing the essential functions of your job for any period, and for which no reasonable accommodation can be made. As an officer of the Company, you are considered a “key employee” under the Family and Medical Leave Act (“FMLA”).  As such, you will be provided a reasonable opportunity to return to work from any FMLA leave.  However, the possibility exists that restoration to employment may be denied following FMLA leave if the Company, in its sole discretion, determines that your position is critical and must be filled.

3)            In exchange for the severance payment described in this Section II, the Company will require that you execute a Separation Agreement, in which you release all claims against the Company arising out of your employment or termination of your employment.  In addition, the Separation Agreement will provide that during the period of time during which you receive severance payments you will refrain from (a) soliciting Evolving Systems’ employees to leave the employ of the Company;  (b) interfering with the relationship of the Company with any such employees, including, but not limited to, hiring such employees; (c) targeting or soliciting customers of the Company to purchase products or services in competition with the Company’s products or services or to terminate a relationship with the Company and (d) competing directly or indirectly with the Company as is described in the Management Change in Control Agreement.

4)              Severance payments will be paid in equal installments, in the Company’s normal payroll cycle, over the applicable severance period. Under no circumstances will the Company be obligated to pay any amounts to you under this Section II if your employment has been terminated by the Company for Cause, Disability or death.

5)              The severance provisions of this 2007 Compensation Plan are not intended to apply in the event of a Change in Control, as defined in the Management Change in Control Agreement.  Accordingly, if severance described in this Plan is paid, and the Management Change in Control Agreement is subsequently triggered, payments made under this Plan shall be credited against, and shall NOT be in addition to, amounts paid under the Change In Control Agreement.

III.           Benefits

You will receive benefits in accordance with the Company’s standard benefits plan and policies, with the following modifications:

1.             Paid Time Off:  Your Paid Time Off (PTO) will be set at one level above the “standard” rates for employees, as follows:

Years of Service	Hours Accrued per Pay Period	Annual # of Days of PTO

0-2	6.16	20
3-5	7.69	25
6+	9.23	30

You will be expected to record your PTO in accordance with standard Company policy and all other provisions of the Company’s PTO policy will apply.

(Note:  PTO for officers residing in the UK is based upon UK standard rates)

2.             Life Insurance Benefits:  In addition to the standard life insurance benefits payable to employees of the Company, the Company will provide life insurance to you in the amount of $300,000, subject to your insurability.  The Company pays the premium, but the premium attributable to insurance over $50,000 is taxable to you.

3.             Disability Benefits:  The Company will provide you with short term and long term disability insurance coverage per the Company’s general plan for all employees.  The general plan for employees pays benefits at the rate of 66 2/3% of your base pay, with a base pay cap of $8,501 per month (resulting in total monthly benefit payable to you under the Company plan of $5,667).  This benefit, if payable, terminates at age 65.  In addition, the Company will make available to you, at your expense, additional long term disability coverage that will pay the lesser of the difference between 66 2/3% of your monthly base salary and the benefit provided under the general Company plan or $6,000 per month. (For example, if your monthly base salary is $15,000, the additional long-term disability policy will provide $4,334, the difference between the general Company plan benefit ($5,667) and 66 2/3% of your base salary.)  This additional benefit is payable until age 65, or, in some cases has a 5 year payout.   If you have any questions about the disability benefits, please see the HR Director.

4.             Travel. Upgrades to first class domestic travel/business class international travel will be made available to you in accordance with the Company’s standard travel policies.  This benefit does NOT imply that you are authorized to buy first class tickets.

5.             Miscellaneous Benefits.    The Company will provide you with a cell phone and cell phone service and reimburse you for the cost (basic service) of a second phone line to your home.  You will also be provided with a laptop computer and a second docking station to be used in your home.

6.             Modify Agreement to Comply with Internal Revenue Code Section 409A.  The Company reserves the right to modify this Agreement at any time in order to comply with Internal Revenue Code Section 409A.

IV.           SEC Filing Requirements.

You will be considered an “Executive Officer” for purposes of the SEC rules relating to trading of stock and reporting your stock trading.  You are required to pre-clear your trading in Company stock with the Company’s General Counsel prior to buying or selling Company stock.  You are expected to familiarize yourself with the Insider trading regulations and to comply with those regulations, in particular, to abide by Company trading-blackout rules and to advise the Company’s General Counsel in advance of all stock trades so that appropriate SEC forms can be timely filed.

•                                         Acknowledgment

I have received and read my 2007 Compensation Plan.  I understand the details of the Plan and how it applies to me.  I acknowledge that the Plan represents Confidential and Proprietary Information of Evolving Systems.  I understand that the Plan may be changed or discontinued by the Company at any time with or without notice, and that no representations or promises, either express or implied, have been made to me about my continued employment, about my compensation or about the Plan other than what is written here or in any Management Change in Control Agreement that may be executed.  I understand the responsibilities of my position and the critical nature of the performance of this position on the success of Evolving Systems.  I understand that I am employed on an at-will basis, and that this Plan does not alter or modify the at-will nature of my employment.  I understand that I can resign my position at any time, or Evolving Systems can terminate my employment at any time, with or without prior written notice. I agree that the compensation I receive under the Plan is fair and adequate compensation for my services.

[Name of Executive Officer]	Date